Exhibit 99.1

McClatchy Reports Second Quarter 2018 Results

- Grew digital-only subscribers 34.5% from Q2 2017 to 122,400 as of Q2 2018

- Reduced operating expenses 4.8% and adjusted operating expenses 5.0% from Q2 2017

- Grew digital-only advertising revenues 20.2%, surpassing print newspaper advertising revenues in May and June

- Completed refinancing of debt capital structure on July 16th

SACRAMENTO, Calif., July 27, 2018 /PRNewswire/ -- McClatchy (NYSE American-MNI) today reported a net loss in the second quarter of 2018 of $20.4 million, or $2.62 per share. In the second quarter of 2017 McClatchy reported a net loss of $37.4 million, or $4.91 per share.

The company reported an adjusted net loss1 of $5.6 million, which excludes severance and certain other items in the second quarter of 2018, compared to an adjusted net loss of $4.1 million in the second quarter of 2017.

Craig Forman, McClatchy's president and CEO, said, "In the 2018 second quarter, newspaper-industry headwinds continued but nonetheless our digital transformation progressed despite these industry challenges. We saw many areas of sequential improvement: our total digital advertising revenues were up almost 8%, while our digital-only advertising revenues grew more than 20%. In the first quarter of 2018 we achieved a milestone in our digital transformation that was repeated in the second quarter: total digital advertising revenues exceeded our print newspaper advertising revenues and that trend accelerated in the quarter just ended. Indeed, in May and June we met another milestone: our digital-only advertising revenues exceeded our print newspaper advertising revenues. Finally, while print advertising was down double digits, even in this hard-hit category, we saw improvement in the trend of our print advertising business in almost all categories."

"We ended the quarter with 122,400 digital-only subscribers, up 34.5% from the same period in 2017, an accelerated pace of growth from the first quarter. We continue to be excited about our digital future and to invest in the growth engines of our business."

Forman continued, "We are gratified to have completed the refinancing of the vast majority of our debt earlier this month, which provides us more runway for our digital transformation. We reduced our first-lien debt by 10% to $310 million and extended the nearest-maturity debt to 2026, eight years from now, and we were able to complete a transaction on reasonable terms earlier than many anticipated. We appreciate the confidence and support shown by our investors.

"In our new debt structure, we will pay down the first lien notes from excess cash flows and certain asset sales and this ability to prepay debt is a positive term of the 2026 notes indenture that we sought from investors."

Second Quarter Results

Total revenues in the second quarter of 2018 were $204.3 million, down 9.2% compared to the second quarter of 2017. Total advertising revenues were $107.0 million, down 14.6% in the second quarter of 2018 compared to the second quarter of 2017. The rate of decline in total advertising revenues in the second quarter reflects a sequential improvement from the first quarter of 2018 of 2.1% due to the improvements in digital advertising and the reduced impact of print advertising declines on the business.

Digital-only advertising revenues grew 20.2% in the second quarter of 2018, and total digital advertising revenues, which include digital-only advertising and bundled digital and print advertising, increased 8.0% compared to the same quarter last year. Direct marketing declined 19.0% compared to the same quarter 2017. This represents an improvement of almost three percentage points compared to the first quarter of 2018 and is due to improving trends in revenues from preprints delivered to non subscribers. Direct marketing continues to be negatively impacted by the soft advertising environment, specifically the retail space.

Audience revenues were $84.8 million, down 5.7% in the second quarter compared to the same period in 2017 reflecting declines in print subscribers. However, digital-only audience revenues were up 21.8%, owing largely to digital-only subscriber growth. Digital-only subscribers grew 34.5% to 122,400 as of the end of the second quarter.

Average total unique visitors to the company's online products were 65.6 million in the second quarter of 2018.

Revenues exclusive of print newspaper advertising accounted for 80.4% of total revenues in the second quarter of 2018, an increase from 74.7% in the second quarter of 2017.

Results in the second quarter of 2018 included the following items:

  A non-cash charge of $10.1 million to increase a valuation allowance on the company's deferred tax assets;
  A non-cash loss on real estate transactions and charges associated with relocations of certain operations resulting in charges of $0.4 million ($0.3 million after-tax);
  Severance charges totaling $4.9 million ($3.6 million after-tax);
  Costs related to reorganizing operations totaling $0.4 million ($0.3 million after-tax); and
  Costs related to co-sourcing information technology operations, accelerated depreciation, and other miscellaneous costs totaling $0.5 million ($0.4 million after-tax).

Adjusted net loss1, which excludes the items above, was $5.6 million as compared to $4.1 million in the same period last year. Adjusted EBITDA1 was $30.0 million in the second quarter of 2018, down 22.4% compared to the second quarter last year. Operating expenses were down 4.8%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 5.0% in the second quarter of 2018 compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Second Quarter Business and Recent Highlights

Real Estate Transaction:
As announced on April 24, 2018, the company completed the sale and leaseback of its real property in Columbia, SC, home to The State and its related online products, for approximately $13 million of after-tax proceeds.

Debt and Liquidity:
The company finished the quarter with $20.1 million in cash, resulting in net debt of $689.4 million. As previously announced, on July 16, 2018, the company issued $310 million of 9.00% senior secured notes due 2026 (the "2026 Notes") and entered into other junior debt instruments described below. Upon the issuance of the 2026 Notes the company deposited sufficient funds with the 2022 bond trustee for its 9.0% senior secured notes due 2022 (the "2022 Notes") to pay the redemption price in respect of all outstanding 2022 Notes, plus accrued and unpaid interest. Simultaneously the company called for a full redemption of its 2022 Notes, which will be fully redeemed on August 15, 2018 at the call price of 104.5%, plus accrued and unpaid interest.

As a consequence of the foregoing, the company satisfied and discharged the indenture for the 2022 Notes and the related security documents and the collateral and guarantees for the 2022 Notes were released and terminated.

Also on July 16, 2018, the company entered into a Junior Lien Term Loan Credit Agreement (the "Term Loan Agreement") with Chatham Asset Management LLC and its affiliates ("Chatham"). The Term Loan Agreement provides for two tranches of term loans, Tranche A in the aggregate principal amount of $157.1 million and Tranche B in the aggregate principal amount of $193.5 million. The Tranche A term loan accrues interest at a rate of 7.795% per annum and matures on July 15, 2030, while the Tranche B term loan accrues interest at a rate of 6.875% per annum and matures on July 15, 2031. The liens securing the collateral for the term loans are subordinated to the liens in the 2026 Notes and the asset-based lending credit facility agreement ("ABL Credit Facility") discussed below.

The proceeds of the Tranche A loans were used to effect the exchange with Chatham of $82.1 million principal amount of 7.15% unsecured debentures due 2027 and cash that was used to pay down 2022 Notes and to pay certain fees and expenses in connection with the refinancing transactions. The proceeds of the Tranche B loans were used to effect the exchange with Chatham of $193.5 million of the company's 6.875% unsecured debentures due 2029.

In connection with the issuance of the 2026 Notes and the Term Loan Agreement, the company terminated its $65 million revolving credit agreement with Bank of America, N.A. and other lenders and entered into a $65 million ABL Credit Facility with Wells Fargo, N.A. Availability under the ABL Credit Facility is subject to a borrowing base comprised of eligible receivables and eligible inventory. As of the end of the second quarter, proforma for the refinancing, the company had approximately $47.5 million of total borrowing base capacity under the ABL Credit Facility, of which $10 million was drawn at the time of closing. Also, proforma for the refinancing, the company's first lien leverage ratio based on EBITDA, as defined in the indenture, was 2.0 times EBITDA, and its total leverage ratio was 4.9 times EBITDA.

The principal agreements for the refinancing will be filed as exhibits to the company's second quarter Form 10-Q, which is expected to be filed by August 10, 2018.

First Six Months Results of 2018

Total revenues for the first six months of 2018 were $403.2 million, down 9.7% compared to the first six months of 2017.

Advertising revenues were $206.8 million, down 15.6% compared to the first six months of last year. Softness in print advertising negatively impacted advertising revenues but was partially offset by growth in digital-only advertising revenue of 20.9% when compared to the first half of 2017. Direct marketing declined 20.4% compared to the first half of 2017. All categories of advertising were impacted by the soft advertising environment, which saw some improvement in the second quarter of 2018.

Audience revenues were $171.1 million, down 5.6% compared to the first six months of 2017 and digital-only audience revenues were up 19.2% over the same period due to the growth in digital subscribers.

The company reported a net loss for the first half of 2018 of $59.3 million, or $7.66 per share. Net loss for the first half of 2017 was $133.0 million or $17.49 a share, which included non-cash after-tax impairment charges of $105.6 million that were mainly attributable to the write-down of its CareerBuilder investment.

Results for the first six months of 2018 included the following items:

  A non-cash charge of $24.4 million to increase a valuation allowance on the company's deferred tax assets;
  Severance charges totaling $7.6 million ($5.6 million after-tax);
  Losses on extinguishment of debt of $5.4 million ($4.1 million after-tax);
  A non-cash loss on real estate transactions net of charges associated with relocations of certain operations resulting in charges loss of $0.8 million ($0.6 million after-tax);
  Costs related to co-sourcing information technology operations, accelerated depreciation, and other miscellaneous costs totaling $0.7 million ($0.5 million after-tax); and
  Costs related to reorganizing operations totaling $0.6 million ($0.5 million after-tax).

Adjusted net loss1, which excludes the items above, was $23.6 million, as compared to $18.4 million in the same period last year. Adjusted EBITDA1 was $50.5 million in the first half of 2018, down 18.6% compared to the first half of last year. Operating expenses were down 7.8%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 7.5% in the first half of 2018 compared to the same period last year.

Outlook

Craig Forman, CEO said, "As we look to the rest of 2018 we are encouraged to see our investments in our digital transformation beginning to pay off. In the second quarter, we saw sequential improvement in advertising largely because of the investments we have made in sales tools and restructuring of our sales team and we expect that trend to continue in the second half of 2018. In addition, we continue to see growth in digital-only subscriptions and more of our bundled print/digital subscribers are adding our digital products to their daily routine. Finally, with the refinancing of our debt, we now have a longer runway to complete this transition to a digital-centric media company."

While print newspaper advertising revenues are important to the business, they remain volatile, and are expected to decline. Thus, print revenues will become a smaller percent of total revenues. Digital subscribers are projected to grow at the current or an accelerating pace for the remainder of 2018. The growth in digital subscribers is expected to largely offset continuing declines in print circulation, resulting in low single-digit revenue declines.

Management plans to reduce GAAP and adjusted operating expenses and will monitor costs for the remainder of the year to achieve expense performance in line with revenue performance. Management expects to continue to reinvest some of the legacy cost savings in additional investments in news and sales infrastructures, as well as in technology and products, to continue to generate new advertising and subscriber revenues.

Elaine Lintecum, McClatchy's CFO, said, "We will continue to apply our cash flow and proceeds from asset sales to reduce debt. Under our new 2026 Notes, we now have a mechanism to prepay debt from these sources without incurring significant breakage costs. The effective cash interest rate on our debt remains largely unchanged at 7.9% compared to 8.0% prior to the refinancing. I believe this is the first significant refinancing for a newspaper company since 2014 and we are happy to complete it with such a positive outcome for the company and its shareholders."

Lintecum continued, "Given the increase in longer-term treasury rates since the beginning of 2018, we are happy to have locked in reasonable interest rates in our refinancing, and removed future potential market risk. And on the plus side we are seeing the benefits in the funding position of our qualified pension plan. Based on discount rates as of June 30, 2018, we estimate that the plan funding level improved more than $50 million, to an underfunded position of approximately $422 million from the $476 million we reported at the end of 2017."

The company's consolidated statistical report, which summarizes revenue performance for the second quarter and first half of 2018 and 2017, is attached.

Non-GAAP Operating Performance Measures

1 Adjusted EBITDA and adjusted net loss are non-GAAP financial measures. The company's new indenture, term loan agreement, and ABL credit agreement, include a similar definition of consolidated EBITDA and consolidated net income, which retains the impact of a gain or loss on an asset sales of real property in the operating results of the company. The company had previously excluded the results of all real property asset sales from non-GAAP adjusted EBITDA and adjusted net income in its reported earnings releases. However, given that sales of real properties have become ongoing and recurring events, and to maintain consistency in the presentation of non-GAAP operating results, the company believes that reporting the company's non-GAAP adjusted EBITDA in line with that reported to bondholders and creditors is a more accurate and consistent representation of non-GAAP results in any given quarter. Accordingly, operating and non-operating costs have been recast to conform to this presentation for prior periods included in our comparative schedules and references in this press release. A reconciliation to the nearest GAAP equivalent measure is included below.

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income (loss) in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income (loss) is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain (loss) on extinguishment of debt, severance charges, accelerated depreciation on equipment, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

The company's new indenture, term loan agreement, and ABL credit agreement, include a similar definition of consolidated EBITDA and consolidated net income, which retains the impact of a gain or loss on an asset sale in the operating results of the company. The company had previously excluded all asset sale results from non-GAAP adjusted EBITDA and adjusted net income in its previously reported earnings releases. However, given that sales of real properties have become ongoing and recurring events, and to maintain consistency in the presentation of non-GAAP operating results, the company believes that reporting the company's Non-GAAP adjusted EBITDA in line with that reported to bondholders and creditors is a more accurate and consistent representation of non-GAAP results in any given quarter. Accordingly, operating and non-operating costs have been recast to conform to this presentation for prior periods included in our comparative schedules and references in this press release.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (833-255-2826, please request to be connected to the McClatchy second quarter earnings call) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder and investor value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, investments, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tender offers, open market repurchase programs or other negotiated transactions; sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2017 and the company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2018, each filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017
REVENUES - NET:
Advertising	$ 106,953	$ 125,239	$ 206,840	$ 245,128
Audience	84,825	89,915	171,103	181,331
Other	12,570	9,966	25,263	19,873
	204,348	225,120	403,206	446,332
OPERATING EXPENSES:
Compensation	77,937	86,823	157,149	178,231
Newsprint, supplements and printing expenses	13,761	16,459	27,420	34,304
Depreciation and amortization	19,222	19,624	38,455	39,428
Other operating expenses	91,817	90,104	181,466	184,821
Other asset write-downs	-	-	59	1,957
	202,737	213,010	404,549	438,741

OPERATING INCOME (LOSS)	1,611	12,110	(1,343)	7,591

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(17,939)	(20,292)	(36,835)	(40,746)
Interest income	169	136	306	289
Equity income (loss) in unconsolidated companies, net	2,314	(159)	1,046	(96)
Impairments related to equity investments	-	(46,147)	-	(169,147)
Loss on extinguishment of debt, net	(19)	(869)	(5,368)	(869)
Retirement benefit expense	(2,779)	(3,328)	(5,557)	(6,655)
Other - net	(104)	23	(65)	83
	(18,358)	(70,636)	(46,473)	(217,141)

Loss before income taxes	(16,747)	(58,526)	(47,816)	(209,550)
Income tax provision (benefit)	3,618	(21,080)	11,490	(76,529)
NET LOSS	$ (20,365)	$ (37,446)	$ (59,306)	$ (133,021)

Net loss per common share:
Basic	$ (2.62)	$ (4.91)	$ (7.66)	$ (17.49)
Diluted	$ (2.62)	$ (4.91)	$ (7.66)	$ (17.49)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,761	7,622	7,741	7,605
Diluted	7,761	7,622	7,741	7,605

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2018	2017	2018	2017

NET LOSS	$ (20,365)	$ (37,446)	$ (59,306)	$ (133,021)

Income tax expense (benefit)	3,618	(21,080)	11,490	(76,529)
Interest expense	17,939	20,292	36,835	40,746
Depreciation and amortization	19,222	19,624	38,455	39,428

EBITDA	20,414	(18,610)	27,474	(129,376)

Severance charges	4,903	5,591	7,596	9,457
Non-cash stock compensation	319	432	1,059	1,461
Non-cash and non-operating retirement benefit expense	2,779	3,328	5,557	6,655
Equity income in unconsolidated companies, net	506	159	1,774	96
Impairments related to equity investments	-	46,147	-	169,147
Other asset impairment charges	-	-	59	1,957
Other operating costs, net (1)	1,154	963	1,897	2,234
Other non-operating, net	(46)	710	5,127	497
Adjusted EBITDA	$ 30,029	$ 38,720	$ 50,543	$ 62,128

Adjusted EBITDA Margin	14.7%	17.2%	12.5%	13.9%

(1) Other operating costs, net, includes: non cash loss on asset sales and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (20,365)	$ (37,446)	$ (59,306)	$ (133,021)

Add back certain items:
Loss on extinguishment of debt, net	19	869	5,368	869
Other asset impairment charges	-	-	59	1,957
Impairments related to equity investments	-	46,147	-	169,147
Severance charges	4,903	5,591	7,596	9,457
Accelerated depreciation on equipment	229	-	229	-
Other operating costs, net	1,154	963	1,897	2,234
Certain discrete tax items	10,101	-	24,352	106
Less: Tax effect of adjustments	(1,627)	(20,175)	(3,765)	(69,102)
Adjusted net loss (2)	$ (5,586)	$ (4,051)	$ (23,570)	$ (18,353)

(2) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 21% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 2.1% to 10.0%.

In 2017 the tax impact of these non-GAAP adjustments was calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries filed tax returns and ranged from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 202,737	$ 213,010	$ 404,549	$ 438,741
Add back:
Depreciation and amortization	19,222	19,624	38,455	39,428
Other asset impairment charges	-	-	59	1,957
Severance charges and non-cash stock compensation	5,222	6,023	8,655	10,918
Other operating costs, net	1,154	963	1,897	2,234
Adjusted operating expenses	$ 177,139	$ 186,400	$ 355,483	$ 384,204

THE McCLATCHY COMPANY
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print			Digital

Revenues-Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$47,484	$58,701	-19.1%	$24,693	$36,141	-31.7%	$22,791	$22,560	1.0%
National	11,697	9,889	18.3%	3,190	3,425	-6.9%	8,507	6,464	31.6%
Classified	27,165	31,204	-12.9%	12,047	17,240	-30.1%	15,118	13,966	8.2%
Direct Marketing	20,499	25,319	-19.0%	20,498	25,319	-19.0%
Other Advertising	108	126	-14.3%	108	126	-14.3%
Total Advertising	$106,953	$125,239	-14.6%	$60,536	$82,251	-26.4%	$46,416	$42,990	8.0%

Memo: Digital-only Advertising							$39,362	$32,751	20.2%

Audience	84,825	89,915	-5.7%	59,869	65,113	-8.1%	24,957	24,801	0.6%
Other	12,570	9,966	26.1%
Total Revenues	$204,348	$225,120	-9.2%	$40,038

Advertising Statistics for Dailies:
Full Run ROP Linage				2,402.7	2,712.2	-11.4%

Millions of Preprints Distributed				458.5	487.7	-6.0%

Audience:
Daily Average Total Circulation*				1,151.4	1,318.9	-12.7%
Sunday Average Total Circulation*				1,753.6	1,955.9	-10.3%
Average Monthly Unique Visitors							65,649.0	65,973.1	-0.5%
Digital Subscriptions							122.4	91.0	34.5%

THE McCLATCHY COMPANY
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print			Digital

Revenues-Net:	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change
Advertising
Retail	$91,814	$114,928	-20.1%	$48,665	$72,149	-32.5%	$43,148	$42,779	0.9%
National	21,454	18,726	14.6%	5,779	6,435	-10.2%	15,675	12,291	27.5%
Classified	54,729	62,632	-12.6%	24,111	34,740	-30.6%	30,619	27,893	9.8%
Direct Marketing	38,683	48,608	-20.4%	38,683	48,608	-20.4%
Other Advertising	160	234	-31.6%	160	234	-31.6%
Total Advertising	$206,840	$245,128	-15.6%	$117,398	$162,166	-27.6%	$89,442	$82,963	7.8%

Memo: Digital-only Advertising							$75,667	$62,603	20.9%

Audience	171,103	181,331	-5.6%	120,707	131,740	-8.4%	50,397	49,590	1.6%
Other	25,263	19,873	27.1%
Total Revenues	$403,206	$446,332	-9.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,484.6	5,309.0	-15.5%

Millions of Preprints Distributed				794.0	988.0	-19.6%

Audience:
Daily Average Total Circulation*				1,196.9	1,375.1	-13.0%
Sunday Average Total Circulation*				1,810.2	2,023.3	-10.5%
Monthly Unique Visitors							71,909.5	67,558.9	6.4%
Digital Subscriptions							122.4	91.0	34.5%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com